Exhibit 99.1

  News release: IMMEDIATE RELEASE

Ally Financial Reports Fourth Quarter and Full-Year 2022 Financial Results

Full-Year 2022 Net Income of $1.7 billion, $5.03 EPS, $6.06 Adjusted EPS1

Fourth Quarter Net Income of $278 million, $0.83 EPS, $1.08 Adjusted EPS1

Full-Year 2022 Results

PRE-TAX INCOME $2.3 billion	TOTAL NET REVENUE $8.4 billion	ROTCE 14.4%	CORE ROTCE[1] 20.5%

Fourth Quarter 2022 Results

PRE-TAX INCOME $445 million	ROTCE 10.7%		COMMON SHAREHOLDER EQUITY $35.20/share

CORE PRE-TAX INCOME[1] $464 million	CORE ROTCE[1] 17.6%		ADJUSTED TANGIBLE BOOK VALUE[1] $29.96/share

• EPS of $5.03; Adjusted EPS[1] of $6.06
• Total Net Revenue of $8.4 billion; Adjusted Total Net Revenue[1] of $8.7 billion
• Pre-Provision Net Revenue[1] of $3.7 billion; Core Pre-Provision Net Revenue[1] of $4.1 billion
• Established leader in dealer financial services offering comprehensive suite of auto finance and insurance products
– Consumer auto originations of $46.4 billion | 12.5 million applications | 13th straight year of dealer expansion, now 23 thousand
– Estimated retail auto originated yield[1] of 8.24%, h114bps YoY
– Retail auto net charge-off rate of 0.97%
– Insurance written premiums of $1.1 billion sourced from 4.6 thousand dealer network
• Leading, digital-first Ally Bank platform generated strong growth across consumer and commercial product suite
– Retail deposits of $137.7 billion, up $3.0 billion YoY; Retail deposit customers increased by 205 thousand YoY to 2.68 million
– Ally Home® direct-to-consumer originations of $3.3 billion | Modern, all-digital customer experience
– Ally Invest net customer assets of $12.8 billion | 518 thousand active accounts | Complementary business, deepening relationships
– Ally Lending origination volume of $2.1 billion | 460 thousand active borrowers | 3.4 thousand active merchants
– Ally Credit Card loan balances of $1.6B | 1.0M active cardholders | Disciplined growth in unsecured lending
– Corporate Finance HFI loan portfolio of $10.1 billion | 100% floating rate portfolio | Solid historical credit performance
• Executed $1.7 billion of share repurchases | Announced 1Q23 common dividend of $0.30 per share

• Earnings per share (EPS) of $0.83; Adjusted EPS[1] of $1.08
• Total Net Revenue of $2.2 billion; Adjusted Total Net Revenue[1] of $2.2 billion
• Pre-Provision Net Revenue[1] of $0.9 billion; Core Pre-Provision Net Revenue[1] of $1.0 billion
• Consumer auto originations of $9.2 billion | Estimated retail auto originated yield[1] of 9.57%, h260bps YoY
• Retail deposit growth of $3.8 billion quarter over quarter (QoQ) | Retail deposit customer growth of 85 thousand

1 The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted earnings per share (Adjusted EPS), Core pre-tax income (loss), Core pre-provision net revenue (Core PPNR), Core net income (loss) attributable to common shareholders, Core return on tangible common equity (Core ROTCE), Adjusted efficiency ratio, Adjusted total net revenue, Net financing revenue (excluding Core OID), Adjusted other revenue, Adjusted noninterest expense, Core original issue discount (Core OID) amortization expense, Core outstanding original issue discount balance (Core OID balance), Net interest margin (excluding Core OID), and Adjusted tangible book value per share (Adjusted TBVPS). These measures are used by management, and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Chief Executive Officer Comments
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“In 2022 Ally continued its strategic evolution while navigating a fluid macroeconomic environment,” said Chief Executive Officer Jeffrey J. Brown. “The optimization across our businesses was evident in our ability to generate record net interest margin and total revenue. We continued to expand our customer base, now 11 million strong, as our customer-centric products continue to resonate in the market. This success is enabled by the unwavering commitment from our 11,700 teammates who exemplify our Do It Right mantra every day.

“Our accomplishments in 2022 go beyond the financial metrics. For our teammates we increased minimum wage and granted each employee another 100 shares of Ally stock through our #ownit program further fostering an owner’s mentality across the enterprise. The Ally Charitable Foundation continues to be a tremendous vehicle to make meaningful contributions in the communities we operate and create lasting change.

“We’re continually assessing the macroeconomic backdrop and remain nimble operators. Our heightened focus on investment across the enterprise ensures every dollar is aligned with our long-term priorities while our dynamic underwriting across all asset classes allows us to pivot as needed ensuring we maximize risk-adjusted returns and remain well positioned for a variety of environments.

“As we progress through 2023, we’re committed to living our name and being an ally for our customers. Our team will be focused on navigating this challenging and dynamic near-term operating environment while ensuring we execute against our long-term strategic priorities creating value for all our stakeholders.”

Fourth Quarter and Full-Year 2022 Financial Results

						Increase/(Decrease) vs.

($ millions except per share data)	4Q 22	3Q 22	4Q 21	2022	2021	3Q 22	4Q 21	2021

Net Financing Revenue (ex. Core OID)[1]	$1,685	$1,730	$1,663	$6,892	$6,205	$(45)	$22	$687

Core OID[1]	(11)	(11)	(9)	(42)	(38)	—	(2)	(4)

(a) Net Financing Revenue	1,674	1,719	1,654	6,850	6,167	(45)	20	683

Adjusted Other Revenue[1]	478	359	533	1,793	2,177	119	(55)	(384)

Change in Fair Value of Equity Securities[1]	49	(62)	21	(215)	(7)	111	28	(208)

Repositioning	—	—	(9)	—	(131)	—	9	131

(b) Other Revenue	527	297	545	1,578	2,039	230	(18)	(461)

Adjusted Provision for Credit Losses[1]	490	438	113	1,399	144	52	377	1,255

Repositioning[1]	—	—	97	—	97	—	(97)	(97)

(c) Provision for Credit Losses	490	438	210	1,399	241	52	280	1,158

Noninterest Expense (ex. Repositioning)[1]	1,209	1,141	1,090	4,610	4,110	68	119	500

Repositioning[1]	57	20	—	77	—	37	57	77

(d) Noninterest Expense	1,266	1,161	1,090	4,687	4,110	105	176	577

Pre-Tax Income (a+b-c-d)	$445	$417	$899	$2,342	$3,855	$28	$(454)	$(1,513)

Income Tax Expense	167	117	241	627	790	50	(74)	(163)

Net (Loss) from Discontinued Operations	—	(1)	(6)	(1)	(5)	1	6	4

Net Income	$278	$299	$652	$1,714	$3,060	$(21)	$(374)	$(1,346)

Preferred Dividends	27	27	28	110	57	—	(1)	53

Net Income Attributable to Common Shareholders	$251	$272	$624	$1,604	$3,003	$(21)	$(373)	$(1,399)

	4Q 22	3Q 22	4Q 21	2022	2021	3Q 22	4Q 21	2021

GAAP EPS (diluted)	$0.83	$0.88	$1.79	$5.03	$8.22	$(0.05)	$(0.96)	$(3.19)

Core OID, Net of Tax[1]	0.03	0.03	0.02	0.10	0.08	0.00	0.01	0.02

Change in Fair Value of Equity Securities, Net of Tax	(0.13)	0.16	(0.05)	0.52	0.02	(0.29)	(0.08)	0.50

Repositioning Discontinued Ops., and Other, Net of Tax[2]	0.15	0.05	0.26	0.20	0.51	0.09	(0.11)	(0.31)

Significant Discrete Tax Items[3]	0.20	—	—	0.20	(0.21)	0.20	0.20	0.41

Adjusted EPS[1]	$1.08	$1.12	$2.02	$6.06	$8.61	$(0.04)	$(0.94)	$(2.56)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Repositioning, net of tax in 2022 includes $77 million related to the termination of legacy pension plan while 2021 includes $131 million in charges related to loss on extinguishment of debt associated with the redemption of TRUPs as well as $97 million of provision expense related to Day 1 activity from the Fair Square Financial acquisition.

(3)	2022 reflects impact from termination of legacy pension plan while 2021 reflects $78 million release of valuation allowance on foreign tax credit carryforwards during the second quarter of 2021.

Discussion of Results

Fourth Quarter

Net income attributable to common shareholders decreased $373 million versus the prior year quarter to $251 million due to higher provision expense from continued credit normalization and higher noninterest expense caused in part by charges related to the termination of a legacy pension plan.

Net financing revenue increased $20 million versus the prior year quarter, as expanded earning asset yields and accretive balance sheet growth were largely offset by higher funding costs.

Other revenue decreased $18 million versus the prior-year quarter, including a $49 million increase in the fair value of equity securities in the quarter, compared to a $21 million increase in the fair value of equity securities in the prior-year quarter. Other revenue, excluding the change in fair value of equity securitiesA, decreased $55 million YoY due in part to lower investment gains and mortgage gain on sale given lower industry volume.

Fourth quarter NIM of 3.65%, including Core OIDB of 3 bps, decreased 15 bps YoY. Excluding Core OIDB, NIM was 3.68%, down 14 bps YoY as higher funding costs due to higher interest rates outpaced the expansion of earning asset yields.

Provision for credit losses increased $280 million to $490 million compared to the prior-year quarter due to continued normalization in credit as well as modest reserve build to support asset growth and changes in macroeconomic assumptions.

Noninterest expense increased $176 million YoY due to charges related to the termination of a legacy pension plan as well as prudent spend supporting Ally’s brand, technology and business initiatives.

Full-Year 2022

Net income attributable to common shareholders was $1.6 billion in 2022, compared to $3.0 billion in 2021, as higher provision for credit losses, higher noninterest expense and lower other revenue outweighed higher net interest income.

Net financing revenue improved to $6.9 billion, up $0.7 billion from the prior year, driven by accretive balance sheet growth and expanded earning asset yields, partially offset by higher funding costs.

Full year NIM was 3.85%, including Core OIDB of 3 bps, up 31 bps YoY. Excluding Core OIDB, NIM was 3.88%, up 32 bps YoY.

Other revenue was down $461 million YoY, including a $215 million decrease in the fair value of equity securities in the year, compared to a $7 million decrease in the fair value of equity securities in 2021. Other revenue, excluding the impact of the change in fair value of equity securitiesA, was down $384 million to $1.8 billion, reflecting continued momentum in fee income business like SmartAuction, but lower realized gains given broader market trends.

Provision for credit losses increased $1.2 billion over the prior year, due to higher net charge offs as credit normalizes off historic lows as well as reserve releases in the prior year.

Noninterest expense increased $577 million over the prior year, largely due to continued investments within Ally’s growing businesses, brand and technology.

AAdjusted other revenue is a non-GAAP financial measure. Equity fair value adjustments related to ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity.

BRepresents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

						Increase/(Decrease) vs.

($ millions)	4Q 22	3Q 22	4Q 21	2022	2021	3Q 22	4Q 21	2021

Automotive Finance	$437	$488	$839	$2,250	$3,384	$(51)	$(402)	$(1,134)

Insurance	101	(30)	91	(38)	343	131	10	(381)

Dealer Financial Services	$538	$458	$930	$2,212	$3,727	$80	$(392)	$(1,515)

Corporate Finance	67	91	73	282	282	(24)	(6)	—

Mortgage Finance	19	19	3	55	32	—	16	23

Corporate and Other	(179)	(151)	(107)	(207)	(186)	(28)	(72)	(21)

Pre-Tax Income from Continuing Operations	$445	$417	$899	$2,342	$3,855	$28	$(454)	$(1,513)

Core OID[1]	11	11	9	42	38	—	2	4

Change in Fair Value of Equity Securities[2]	(49)	62	(21)	215	7	(111)	(28)	208

Repositioning[3]	57	20	107	77	228	37	(50)	(151)

Core Pre-Tax Income[1]	$464	$510	$994	$2,676	$4,128	$(46)	$(530)	$(1,452)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Change in fair value of equity securities primarily impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Repositioning in 2022 includes $77 million related to the termination of a legacy pension plan while 2021 includes $131 million in charges related to loss on extinguishment of debt associated with the redemption of TRUPs as well as $97 million related to Day 1 reserve build for Fair Square acquisition.

Discussion of Segment Results

Auto Finance

Pre-tax income in the fourth quarter of $437 million was down $402 million versus the prior-year quarter due to higher provision for credit losses and higher noninterest expense.

Net financing revenue of $1.3 billion was relatively flat YoY as higher retail and commercial auto revenue was partially offset by higher funding costs. Ally’s retail auto portfolio yield, excluding the impact of hedges, increased 56 bps YoY to 7.37% in the fourth quarter due to continued momentum on originated yields and a decline in prepayment activity.

Provision for credit losses totaled $376 million, up $331 million YoY, due to higher retail auto net charge-offs as credit normalizes from historic lows as well as a modest build in reserve levels. The fourth quarter retail auto net charge-off rate of 1.66% increased 118 bps YoY.

Consumer auto originations in the fourth quarter decreased to $9.2 billion from $10.9 billion in the prior-year period, which included $5.5 billion of used retail volume, or 60% of total originations, $3.0 billion of new retail volume, and $0.7 billion of leases. Estimated retail auto originated yieldC in the quarter was 9.57%.

Full-year 2022 pre-tax income of $2.3 billion was down $1.1 billion due to higher provision for credit losses and higher noninterest expense.

Consumer originations increased $0.1 billion in 2022 to $46.4 billion, with used volume of $30.1 billion, or 65% of total 2022 originations, $12.6 billion of new retail volume and $3.7 billion of leases. Estimated retail auto originated yieldC was 8.24% in 2022 compared to 7.10% in 2021 given the increase in benchmark interest rates.

End-of-period auto earning assets increased $7.9 billion YoY from $105.2 billion to $113.1 billion due to an increase in retail auto earning assets via strong origination volume as well as a modest increase in commercial balances. End-of-period consumer auto earning assets were up $5.2 billion YoY, driven by growth in retail loans. End-of-period commercial earning assets of $18.8 billion were up $2.7 billion YoY as industry-wide vehicle inventory increased off historic lows.

Insurance

Pre-tax income in the fourth quarter of $101 million increased $10 million versus the prior-year period, primarily due to a $49 million increase in the fair value of equity securitiesD during the fourth quarter compared to a $24 million increase in the fair value of equity securitiesD in the prior-year period. Core pre-tax incomeE was $52 million in the quarter, down $15 million YoY primarily driven by elevated realized gains in the prior period.

Quarterly written premiums were $285 million, up $17 million YoY, driven primarily by higher dealer inventory levels and growth in other dealer products. Total investment income was $33 million, down $14 million YoY, excluding a $49 million increase in the fair value of equity securitiesD during the quarter, driven by lower realized investment gains.

The full-year 2022 pre-tax loss of $38 million was down $381 million versus the prior year primarily due to a $210 million decrease in the fair value of equity securities compared to a $10 million decrease in the fair value of equity securities in the prior-year period along with a decline in realized gains of $160 million. Core pre-tax incomeE for 2022 was $172 million, down $181 million from 2021 primarily driven by lower realized gains from the investment securities portfolio.

CEstimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

DASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

ERepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Discussion of Segment Results

Corporate Finance

Pre-tax income was $67 million in the quarter, down $6 million YoY, as higher investment gains in the prior period offset expanded portfolio yields and balances along with lower provision for credit losses.

Net financing revenue increased $11 million YoY to $94 million, primarily due to higher loan balances. Other revenue, excluding the change in fair value of equity securitiesF, declined $29 million YoY, to $25 million due to the previously mentioned investment gains in the prior year. The HFI loan portfolio increased 31% YoY from $7.8 billion to $10.1 billion.

Provision for credit losses totaled $16 million, down $17 million from the prior-year period due to higher provisions on specific exposures in the prior year period.

Full-year 2022 pre-tax income of $282 million was flat year over year as higher revenue was offset by elevated noninterest expense to support asset growth.

Mortgage Finance

Pre-tax income was $19 million in the quarter, up $16 million YoY due to disciplined expense management given lower volume.

Net financing revenue in the quarter was up $13 million YoY to $55 million, reflecting moderating prepayment activity and lower premium amortization. Other revenue decreased $11 million YoY to $2 million, primarily driven by lower origination volume.

Fourth quarter noninterest expense was $14 million lower YoY, driven primarily by lower volume given the variable cost structure.

Full-year 2022 pre-tax income was $55 million, up $23 million from 2021, as higher net interest income due to lower premium amortization was partially offset by lower gain on sale activity.

DTC originations totaled $3.3 billion in 2022, down $7.2 billion YoY, demonstrating industry trends along with Ally’s focus on customer experience rather than a volume target.

Capital, Liquidity & Funding, and Deposits

Capital

Ally executed $1.7 billion of share repurchases, repurchasing approximately 42 million shares during the year, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s number of outstanding shares has declined 38% since initiating share repurchases in 3Q 2016. Ally is assuming no open market repurchase activity in 2023.

During 2022, Ally paid four quarterly common dividends totaling $1.20 per share. Ally’s Board of Directors approved another $0.30 per share common dividend for the first quarter of 2023.

Preliminary Common Equity Tier 1 capital ratio was flat at 9.3% as net income generation was offset by RWA growth and dividends paid.

Liquidity & Funding

Consolidated liquid cash and cash equivalentsG totaled $5.1 billion at quarter-end, up $0.5 billion compared to the end of the third quarter. Total liquidityH of $27.3 billion at year-end was flat versus the prior quarter.

Deposits represented 88% of Ally’s funding portfolio at year-end, relatively flat versus 89% a year ago.

Deposits

Retail deposits increased to $137.7 billion at quarter-end, up $3.0 billion YoY and up $3.8 billion for the quarter. Total deposits increased to $152.3 billion at year-end, up $10.7 billion YoY, and Ally maintained industry-leading customer retention at 96%.

The average retail portfolio deposit rate was 2.45% for the quarter, up 184 bps YoY and up 95 bps QoQ.

Ally’s retail deposit customer base grew 8% YoY, totaling 2.7 million customers at year-end, while adding 85 thousand customers during the quarter. Millennials and younger generations continue to comprise the largest segment of new customers, accounting for nearly two-thirds of new customers in the fourth quarter. At the end of the fourth quarter, 10% of Ally’s deposit customers utilized multiple Ally products.

FRepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

GCash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date.

HTotal liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure, as applicable for respective periods.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1) In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2) In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Pre-provision net revenue (PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue then subtracting GAAP Noninterest expense, excluding Provision for credit losses. Management believes that PPNR is a helpful financial metric because it enables the reader to assess the business’ ability to generate earnings to cover credit losses and as it is utilized by Federal Reserve’s approach to modeling within the Supervisory Stress Test Framework that generally follows U.S. generally accepted accounting principles (GAAP) and includes a calculation of PPNR as a component of projected pre-tax net income.

Core pre-provision net revenue (Core PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue and subtracting GAAP Noninterest expense then adding Core OID and repositioning expenses, excluding Provision for credit losses. Management believes that Core PPNR is a helpful financial metric because it enables the reader to assess the core business’ ability to generate earnings to cover credit losses.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

Net Interest Margin (excluding Core OID) is calculated using a non-GAAP measure that adjusts net interest margin by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net interest margin ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’s profitability and margins.

Net financing revenue ex. core OID is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’s ability to generate revenue.

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader better understand the business’s ability to generate other revenue.

Adjusted Total Net Revenue is a non-GAAP financial measure that management believes is helpful for readers to understand the ongoing ability of the company to generate revenue. For purposes of this calculation, GAAP net financing revenue is adjusted by excluding Core OID to calculate net financing revenue ex. core OID. GAAP other revenue is adjusted for OID expenses, repositioning, and change in fair value of equity securities to calculate adjusted other revenue. Adjusted total net revenue is calculated by adding net financing revenue ex. core OID to adjusted other revenue.

Adjusted Provision for Credit Losses is a non-GAAP financial measure that adjusts provision expense for Day 1 activity from the Fair Square Financial acquisition.

Noninterest Expense (ex. Repositioning) is a non-GAAP financial measure that adjusts GAAP noninterest expense for repositioning items. Management believes adjusted noninterest expense is a helpful financial metric because it enables the reader better understand the business’s expenses excluding nonrecurring items. See pages 59 and 60 for calculation methodology and details.

Estimated Retail Auto Originated Yield is a financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Customer retention rate is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes escheatment.

Repositioning is primarily related to the extinguishment of high-cost legacy debt, strategic activities, and significant other one-time items. Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Subsequent to December 1, 2021, the revenue and expense activity associated with Fair Square was included within the Corporate and Other segment.

Change in fair value of equity securities impacts the Insurance, Corporate Finance and Corporate and Other segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies—In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and beginning January 1, 2022, are phasing in the regulatory capital impacts of CECL based on this five-year transition period.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

GAAP Net Income Attributable to Common Shareholders		$1,604	$3,003	$251	$272	$624

Discontinued Operations, Net of Tax		1	5	—	1	6

Core OID		42	38	11	11	9

Repositioning and Other		77	228	57	20	107

Change in the Fair Value of Equity Securities		215	7	(49)	62	(21)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(70)	(57)	(4)	(20)	(20)

Significant Discrete Tax Items		61	(78)	61	—	—

Core Net Income Attributable to Common Shareholders	[a]	$1,929	$3,146	$327	$346	$705

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	318,629	365,180	303,062	310,086	348,666

Adjusted EPS	[a] ÷ [b]	$6.06	$8.61	$1.08	$1.12	$2.02

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

GAAP Net Income Attributable to Common Shareholders		$1,604	$3,003	$251	$272	$624

Discontinued Operations, Net of Tax		1	5	—	1	6

Core OID		42	38	11	11	9

Repositioning and Other		77	228	57	20	107

Change in Fair Value of Equity Securities		215	7	(49)	62	(21)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(70)	(57)	(4)	(20)	(20)

Significant Discrete Tax Items		61	(78)	61	—	—

Core Net Income Attributable to Common Shareholders	[a]	$1,929	$3,146	$327	$346	$705

Denominator (Average, $ billions)

GAAP Shareholder’s Equity		$14,348	$16,239	$12,647	$13,209	$17,170

Preferred Equity		(2,324)	(1,394)	(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$12,024	$14,845	$10,323	$10,885	$14,846

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(921)	(489)	(906)	(915)	(655)

Tangible Common Equity		$11,103	$14,356	$9,417	$9,970	$14,190

Core OID Balance		(862)	(956)	(847)	(858)	(892)

Net Deferred Tax Asset (DTA)		(820)	(451)	(1,165)	(1,068)	(551)

Normalized Common Equity	[b]	9,421	12,949	7,405	8,044	12,747

Core Return on Tangible Common Equity	[a] ÷ [b]	20.5%	24.3%	17.6%	17.2%	22.1%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

GAAP Shareholder’s Equity		$12,859	$17,050	$12,859	$12,434	$17,050

Preferred Equity		(2,324)	(2,324)	(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$10,535	$14,726	$10,535	$10,110	$14,726

Goodwill and Identifiable Intangible Assets, Net of DTLs		(902)	(941)	(902)	(910)	(941)

Tangible Common Equity		9,633	13,785	9,633	9,200	13,785

Tax-effected Core OID Balance (21% starting in 4Q17)		(665)	(698)	(665)	(673)	(698)

Adjusted Tangible Book Value	[a]	$8,968	$13,087	$8,968	$8,527	$13,087

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	299,324	337,941	299,324	300,335	337,941

Metric

GAAP Shareholder’s Equity per Share		$42.96	$50.45	$42.96	$41.40	$50.45

Preferred Equity per Share		(7.76)	(6.88)	(7.76)	(7.74)	(6.88)

GAAP Common Shareholder’s Equity per Share		$35.20	$43.58	$35.20	$33.66	$43.58

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(3.01)	(2.79)	(3.01)	(3.03)	(2.79)

Tangible Common Equity per Share		$32.18	$40.79	$32.18	$30.63	$40.79

Tax-effected Core OID Balance (21% starting in 4Q17) per Share		(2.22)	(2.06)	(2.22)	(2.24)	(2.06)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$29.96	$38.73	$29.96	$28.39	$38.73

Adjusted Efficiency Ratio

Numerator ($ millions)		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

GAAP Noninterest Expense		$4,687	$4,110	$1,266	$1,161	$1,090

Insurance Expense		(1,150)	(1,061)	(286)	(290)	(263)

Repositioning		(77)	—	(57)	(20)	—

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$3,460	$3,049	$923	$851	$827

Denominator ($ millions)

Total Net Revenue		$8,428	$8,206	$2,201	$2,016	$2,199

Core OID		42	38	11	11	9

Insurance Revenue		(1,112)	(1,404)	(387)	(260)	(354)

Repositioning		—	131	—	—	9

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$7,358	$6,970	$1,825	$1,767	$1,864

Adjusted Efficiency Ratio	[a] ÷ [b]	47.0%	43.7%	50.6%	48.2%	44.4%

Original Issue Discount Amortization Expense ($ millions)

		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

GAAP Original Issue Discount Amortization Expense		$53	$49	$14	$13	$12

Other OID		(11)	(11)	(3)	(3)	(3)

Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)		$42	$38	$11	$11	$9

Outstanding Original Issue Discount Balance ($ millions)

		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

GAAP Outstanding Original Issue Discount Balance		$(882)	$(923)	$(882)	$(888)	$(923)

Other Outstanding OID Balance		40	40	40	36	40

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(841)	$(883)	$(841)	$(852)	$(883)

($ millions)

Net Financing Revenue (ex. Core OID)		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

GAAP Net Financing Revenue	[w]	$6,850	$6,167	$1,674	$1,719	$1,654

Core OID		42	38	11	11	9

Net Financing Revenue (ex. Core OID)	[a]	$6,892	$6,205	$1,685	$1,730	$1,663

Adjusted Other Revenue		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

GAAP Other Revenue	[x]	$1,578	$2,039	$527	$297	$545

Accelerated OID and repositioning items		—	131	—	—	9

Change in Fair Value of Equity Securities		215	7	(49)	62	(21)

Adjusted Other Revenue	[b]	$1,793	$2,177	$478	$359	$533

Adjusted Total Net Revenue		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

Adjusted Total Net Revenue	[a]+[b]	$8,685	$8,381	$2,163	$2,089	$2,197

Adjusted Provision for Credit Losses		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

GAAP Provision for Credit Losses	[y]	$1,399	$241	$490	$438	$210

Repositioning		—	(97)	—	—	(97)

Adjusted Provision for Credit Losses	[c]	$1,399	$144	$490	$438	$113

Adjusted NIE (ex. Repositioning)		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

GAAP Noninterest Expense	[z]	$4,687	$4,110	$1,266	$1,161	$1,090

Repositioning		(77)	—	(57)	(20)	—

Adjusted NIE (ex. Repositioning)	[d]	$4,610	$4,110	$1,209	$1,141	$1,090

Core Pre-Tax Income		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

Pre-Tax Income	[w]+[x]-[y]-[z]	$2,342	$3,855	$445	$417	$899

Core Pre-Tax Income	[a]+[b]-[c]-[d]	$2,676	$4,128	$464	$510	$994

Core Pre-Provision Net Revenue (Core PPNR)		FY 2022	FY 2021	4Q 22	3Q 22	4Q 21

Pre-Provision Net Revenue	[w]+[x]-[z]	$3,741	$4,096	$935	$855	$1,109

Core Pre-Provision Net Revenue	[a]+[b]-[d]	$4,075	$4,271	$954	$948	$1,107

Insurance Non-GAAP Walk to Core Pre-Tax Income (Quarterly)

($ millions)		4Q 2022			4Q 2021

	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]
Insurance

Premiums, Service Revenue Earned and Other	$305	$—	$305	$283	$—	$283

Losses and Loss Adjustment Expenses	63	—	63	55	—	55

Acquisition and Underwriting Expenses	223	—	223	208	—	208

Investment Income and Other	82	(49)	33	71	(24)	47

Pre-Tax Income from Continuing Operations	$101	$(49)	$52	$91	$(24)	$67

Insurance Non-GAAP Walk to Core Pre-Tax Income (Annual)

($millions)		FY 2022			FY 2021

	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]
Insurance

Premiums, Service Revenue Earned and Other	$1,166	$—	$1,166	$1,129	$—	$1,129

Losses and Loss Adjustment Expenses	280	—	280	261	—	261

Acquisition and Underwriting Expenses	870	—	870	800	—	800

Investment Income and Other	(54)	210	156	275	10	285

Pre-Tax Income from Continuing Operations	$(38)	$210	$172	$343	$10	$353

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the fourth quarter 2022 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The company serves more than 10.5 million customers through a full range of online banking services (including deposits, mortgage, point-of-sale personal lending and credit card products) and securities brokerage and investment advisory services. The company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies, as well as auto financing and insurance offerings through more than 22,000 dealers nationwide. For more information, please visit www.ally.com and follow @allyfinancial.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit https://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2021, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com